Exhibit 10.13

Management Equity Investment and Incentive Term Sheet

Set forth below are the key management compensation terms by which the undersigned parties agree to abide by upon the consummation of the acquisition (the “Transaction”) of certain subsidiaries of General Electric Company (“GE”) by Nautilus Acquisition Corp. (the “Company”), an affiliate of Apollo Management VI, LP (the “Investor”).

Name:	As set forth on Exhibit A (“you”).

Base Salary:	As set forth on Exhibit A.

Bonus:	As set forth on Exhibit A.

Supplemental Annual Compensation in Lieu of Foregone Fringe Benefits:	As set forth on Exhibit A.

Severance:	To be established by the Company and to be no less favorable to you than the policies and practices of GE, as in effect on the closing date (other than with respect to benefits pursuant to any early retirement program, which may be changed from time to time).

Investment Amount:	You will invest in an amount set forth on Exhibit A on an after-tax basis in the Company on the later of (i) February 28, 2007 or (ii) within 60 days after the consummation of the Transaction (such date of consummation, the “Closing”), which final investment amount is set forth on the signature page to this Term Sheet. Your purchase price per share will be the same as the Investor’s. The Investor will use commercially reasonable efforts to work with GE to maximize the tax efficiency of your investment.

Company Option Plan:	Concurrent with the consummation of the Transaction, an option plan will be created and options to acquire shares of the Company’s common stock (or common equity) will be issued to management. Management will be required to make investments and will receive options pursuant to individual letter agreements between management employees and the Company. These options will be exercisable for shares of the Company’s common stock at an exercise price equal to the price paid by the Investor and management for shares of common stock acquired by them in connection with the Transaction.

Company Options:	You will be granted options for Company common stock with the aggregate fair market value exercise price set forth on Exhibit A (the “Company Options”). The Company Options will have a strike price per share equal to the Investor’s purchase price for shares of common stock. In the event the purchase price is different, the number of Company Options will be adjusted.

The Company Options will vest in three categories, provided that you are employed with the Company on each applicable vesting date:

	(i)	One third (“Tranche A Options”) will vest in equal tranches on each of the 14th, 24th, 36th, 48th and 60th month anniversaries of the consummation of the Transaction;

	(ii)	One third will vest at such time as the Investor realizes at least a 20% cash-on-cash return; and

	(iii)	One third will vest at such time as the Investor realizes at least a 25% cash-on-cash return.

Unvested Tranche A options will vest as follows in connection with a change in control of the Company: (A) if the Investor realizes at least a 20% cash-on-cash return upon such change in control, 50% of such Tranche A Options will vest upon the earlier of (i) 12 months of continued employment after such change in control or (ii) termination of your employment without Cause or for Good Reason during such 12-month period; or (B) if the Investor realizes at least a 25% cash-on-cash return upon such change in control, 100% of such Tranche A Options will vest upon the earlier of (i) and (ii) above.

Term. The Company Options will generally have a 90-day post-termination exercise period (180 days for death or disability), except that all options are forfeited on a termination for Cause.

The Company Options will have a scheduled term of no less than 10 years.

Put/Call Rights:

Management Put Rights. If the Company terminates your employment without Cause or you terminate your employment for Good Reason, you will have the right to require the Company to repurchase all of your common stock (including common stock that you acquire due to the exercise of Company Options (as defined below) after termination of your employment) at your original purchase price.

Investor/Company Call Rights. In the event that the Company terminates your employment for Cause, the Investor and the Company shall each have the right to repurchase all of your common stock (including common stock that you acquire due to the exercise of Company Options after termination of your employment) at the lesser of (i) fair market value (as determined by the Board of Directors of the Company in good faith) (“Fair Market Value”) and (ii) your original purchase price.

In the event that you terminate your employment without Good Reason, the Investor and the Company shall each have the right to repurchase all of your common stock (including common stock that you acquire due to the exercise of Company Options after termination of your employment) at Fair Market Value.

Time Period for Calls/Puts. These puts and calls must generally be exercised within 90 days following your termination of employment. However, if necessary to avoid liability accounting, the repurchase of shares you receive in settlement of Company Options will not take place until six months and one day following the exercise of such Company Options. Puts and calls will expire on an IPO.

Repurchases shall be subject to applicable indenture and credit agreement restrictions (subject to customary baskets and exceptions). The Investor will use reasonable efforts to obtain customary flexibility in this regard.

Company Shareholder Agreement:	You will be party to a shareholders agreement and/or an investor rights agreement and option agreement providing for, among other things:

	•	customary tag-along rights (subject to customary underwriter cutbacks in an IPO) that will permit you to sell securities, on a pro rata basis, in the event of certain sales by the Investor;

	•	customary drag-along rights which will require you to sell securities, on a pro rata basis, in the event of certain sales by the Investor;

	•	piggy back registration rights entitling you to register your shares of Common Stock (or other applicable securities) in certain circumstances following an IPO of the Company;

	•	permitted transfers for estate-planning purposes; and

	•	non-compete/non-solicitation provisions set forth below.

Cause:	For purposes of the put/call rights set forth below and your Company Options (as defined below), “Cause” means a termination of your employment by the Company or any of its subsidiaries based on (i) your commission of a felony crime or a crime of moral turpitude, (ii) a willful commission of a material act of dishonesty involving the Company or any of its affiliates or subsidiaries, (iii) a material breach of your obligations under any agreement entered into between you and the Company or any of its subsidiaries and affiliates, (iv) willful failure to perform your material duties, (v) your material breach of the Company’s policies or procedures or (vi) any other willful misconduct which causes material harm to the Company or any of its affiliates or subsidiaries or their business reputations, including due to any adverse publicity provided, however, that none of the events described in the foregoing clauses (iii), (iv), (v) or (vi) shall constitute Cause unless the Company has notified you in writing describing the events which constitute Cause and then only if you fail to cure such events within fifteen (15) days after receipt of such written notice (provided that, in the event such breach is not curable, no notice period shall be required).

Good Reason:	For purposes of the put/call rights set forth below and your Company Options, “Good Reason” means your voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without your consent (i) a reduction in your base salary or bonus potential (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive), (ii) a material reduction in your responsibilities, or (iii) a material breach by the Company of your investment or Company Option agreements that results in financial harm to you; provided, however, that none of the events described in the foregoing clauses (i), (ii) or (iii) shall constitute Good Reason unless you have notified the Company in writing describing the events which constitute Good Reason and then only if the Company fails to cure such events within thirty (30) days after the Company’s receipt of such written notice.

Restrictive Covenants	Noncompetition with the Company or any of its affiliates, and no hire and nonsolicitation of the Company’s and its affiliates’ employees, independent contractors or customers (including former employees and independent contractors) for a period of one year after termination of employment for any reason. Standard ongoing confidentiality obligation will apply.

By signing below, the parties agree that this term sheet will be binding upon the parties as of the Closing, subject to you being employed by GE immediately prior to Closing. The parties will complete full documentation prior to the Closing based on these terms and other terms customary for transactions of this type, which will supersede this term sheet.

Signed,

Nautilus Acquisition Corp.

By:	By:
Name:	Name:

Date: September     , 2006

Investment Amount:

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